UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ManTech International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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12015 Lee Jackson Highway

Fairfax, VA 22033-3300

April 25, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of ManTech International Corporation, which will be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Friday, June 6, 2008, at 11 am (EDT).

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement and form of proxy. We encourage you to read these materials so that you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We look forward to seeing you at the meeting.

Sincerely,

George J. Pedersen

Chairman of the Board and Chief Executive Officer

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD June 6, 2008

The 2008 Annual Meeting of Stockholders (Annual Meeting) of ManTech International Corporation, a Delaware corporation (the Company), will be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Friday June 6, 2008, at 11 am (EDT), for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect ten (10) persons as directors of the Company, each to serve for a term of one year, or until their respective successors shall have been duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 10, 2008 (Record Date) are entitled to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be available for examination by our stockholders during the ten days prior to the Annual Meeting, between the hours of 9 am and 5 pm (EDT), at the offices of the Company at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares are voted.

The proxy statement and form of proxy are being mailed on or about April 25, 2008.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board and Chief Executive Officer

Fairfax, Virginia

April 25, 2008

IT IS IMPORTANT THAT YOU COMPLETE AND RETURN THE

ENCLOSED PROXY CARD PROMPTLY

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

PROXY STATEMENT FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of ManTech International Corporation (Board) is soliciting proxies to be voted at the 2008 Annual Meeting of Stockholders (Annual Meeting) to be held on Friday, June 6, 2008, at 11 am (EDT), at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, and at any adjournments or postponements thereof.

The mailing address of our principal executive offices is 12015 Lee Jackson Highway, Fairfax, VA 22033-3300. This proxy statement, the accompanying Notice of Annual Meeting of Stockholders and the enclosed proxy card are first being mailed to our stockholders on or about April 25, 2008 (Mailing Date).

GENERAL INFORMATION

The Board is soliciting proxies to be voted at the Annual Meeting. When we ask you for your proxy, we must provide you with a proxy statement that contains certain information specified by law.

At the Annual Meeting, we will ask you to consider and vote on the following matters:

1.	To elect ten (10) persons as directors of the Company, each to serve for a term of one year; and

2.	To ratify the appointment of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2008.

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy, George J. Pedersen and Robert A. Coleman, with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their discretion and best judgment.

Record Date and Stockholders Entitled to Vote

Record Date	Stockholders as of the close of business on April 10, 2008 (Record Date) may vote at the Annual Meeting.

Our Stock	We have two classes of outstanding stock: our Class A common stock and our Class B common stock. As of April 10, 2008, a total of 34,698,692 shares were outstanding: 20,554,347 shares of Class A common stock and 14,144,345 shares of Class B common stock. Holders of Class A common stock are entitled to one vote for each share of Class A common stock they hold on the Record Date. Holders of Class B common stock are entitled to ten votes for each share of Class B common stock they hold on the Record Date.

Voting Requirements and Other Matters

Quorum	The holders of a majority in voting power of the common stock entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the Annual Meeting.

Broker Non-Votes	If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions for the election of directors and the ratification of auditors, the broker may vote your shares in its discretion. For any other proposal, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote.”

How to Vote Your Shares	You can only vote your shares at the Annual Meeting if you are present either in person or by proxy.

If you vote by mail, you must sign and date each proxy card that you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return a proxy card that is not signed, then your vote cannot be counted. If you return a proxy card that is signed and dated, but you do not specify voting instructions, we will vote on your behalf for the election of the nominees for director listed below and for the ratification of the appointment of the independent auditors, in accordance with the Board’s recommendations.

You may vote your shares in person at the Annual Meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.

Voting ESOP Shares	Stockholders who are current or former employees participating in our Employee Stock Ownership Plan (ESOP) and have shares of our stock allocated to their account as of the Record Date have the right to direct the plan trustee on how to vote their shares. If you do not send instructions to the plan trustee in a proper manner, or if the instructions are not timely received, the trustee will not vote the shares allocable to your account.

Votes Required for Approval	There are different vote requirements for the two proposals.

➢ Election of Directors	Each of the ten nominees for director who receive a plurality of the votes cast at the Annual Meeting will be elected. Because a plurality vote is required, broker non-votes will not affect the outcome of the vote on this matter – they are treated as neither votes for nor votes against the election of directors.

➢ Ratification of Auditors

The ratification of the appointment of Deloitte & Touche LLP (D&T) to serve as our independent auditors for the fiscal year ending December 31, 2008 will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions will have the same effect as a vote against this proposal, because abstentions on this proposal, although treated as present and entitled to vote for purposes of determining the total pool of shares that may be voted, do not contribute to the affirmative votes that are needed to approve the proposal. Broker non-votes, however, are excluded from the pool of shares that may be voted, and because they will be treated as unvoted for purposes of this proposal, will have the effect of neither a vote for nor a vote against the ratification of D&T to serve as our independent auditors.

Tabulation of Votes	Mr. Joseph Cormier, our Vice President – Corporate Development, has been appointed inspector of elections for the Annual Meeting. Mr. Cormier will separately tabulate the affirmative votes, negative votes, abstentions and broker non-votes with respect to each of the proposals.

Voting Results	We will announce preliminary voting results at the Annual Meeting. We will disclose the final results in the next quarterly report on Form 10-Q that we file with the Securities and Exchange Commission (SEC) after the Annual Meeting.

Revoking Your Proxy	If you execute a proxy pursuant to this solicitation, you may revoke it at any time prior to its exercise by (i) delivering written notice to our Corporate Secretary at our principal executive offices before the Annual Meeting; (ii) executing and delivering a proxy bearing a later date to our Corporate Secretary at our principal executive offices; or (iii) voting in person at the Annual Meeting.

Ownership by Insiders

As of April 10, 2008, our directors and executive officers beneficially owned an aggregate of 492,572 shares of Class A common stock and 14,144,345 shares Class B common stock (such number includes shares of common stock that may be issued upon exercise of outstanding options that are currently exercisable or that may be exercised prior to June 9, 2008), which constitutes approximately 42.2% of our outstanding common stock and 87.6% of the voting control of common stock entitled to vote at the Annual Meeting.

Solicitation

The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees and fiduciaries forward our solicitation materials to beneficial owners of our common stock that is registered in their names. We will bear all costs associated with preparing, assembling, printing and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

ELECTION OF DIRECTORS

PROPOSAL 1

General Information

During 2007, the Board held eleven meetings. Our Board is currently comprised of ten members, each of whom serves for a one year term that expires at the Annual Meeting.

The Board has nominated each of the current directors to serve as a director until the 2009 Annual Meeting of Stockholders. Each nominee named below is a current member of the Board, has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.

Substitute Nominees

If any nominee should become unavailable for election or is unable to be a candidate when the election takes place (or otherwise declines to serve), the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate that any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Amended and Restated Bylaws, the Board has the authority to fill any vacancies that arise, including vacancies created by an increase in the number of directors, or vacancies created by the resignation of a director. Any nominee so elected and appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders.

Information Regarding the Nominees for Election as Directors

The name and age (as of the Mailing Date) of each nominee for election as director, as well as certain additional information concerning each nominee’s principal occupation, other affiliations and business experience during the last five years, are set forth below.

Nominees for Election as Director

Name	Age	Director Since

George J. Pedersen	72	1968

Mr. Pedersen is a co-founder, Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Pedersen has served as a director of ManTech since 1968, was appointed Chairman of the Board of Directors in 1979, and was named Chief Executive Officer in 1995. Mr. Pedersen was also President of the Company from 1995 until 2004. Mr. Pedersen has served on the board of directors of GSE Systems, Inc., an AMEX-listed company providing simulation and training solutions for the electric power, oil and gas and chemical process industries, since 1994. Mr. Pedersen is chairman of the board of directors for the Institute for Scientific Research, Inc., a not-for-profit corporation that performs research and advanced development of software and related technologies, including research for NASA. Mr. Pedersen is on the board of directors of the National Defense Industrial Association (NDIA), the Institute for Scientific Research, Inc., and the Association For Enterprise Integration (AFEI), three industry associations.

Name	Age	Director Since

Richard L. Armitage	62	2005

Mr. Armitage has served as a Director of ManTech since 2005. From 1995 to 2001, Mr. Armitage served on our Advisory Board. Since 2005, Mr. Armitage has served as President of Armitage International, L.C., which provides multinational clients with critical support in the areas of international business development, strategic planning, and problem-solving. From 2001 through 2005 he served as the Deputy Secretary of State, and prior to that assignment, he was President of Armitage Associates, L.C., a world-wide business and public policy firm. Beginning in the late 1980’s, Mr. Armitage held a variety of high-ranking diplomatic positions, including as Presidential Special Negotiator for the Philippines Military Bases Agreement; as Special Mediator for Water in the Middle East; as a Special Emissary to Jordan’s King Hussein during the 1991 Gulf War; and as an Ambassador, directing U.S. assistance to the new independent states of the former Soviet Union. Mr. Armitage has received numerous U.S. military decorations and has been awarded the Department of Defense Medal for Distinguished Public Service four times, and has received the Presidential Citizens Medal and the Department of State Distinguished Honor Award. Mr. Armitage currently serves on the board of directors of ConocoPhillips, a NYSE-listed international, integrated energy company.

Mary K. Bush	60	2006

Ms. Bush has served as a Director of ManTech since 2006. Ms. Bush founded Bush International, a global consulting firm in 1991. From 1989 to 1991, Ms. Bush served as managing director of the Federal Housing Finance Board, the oversight body for the nation’s 12 Federal Home Loan Banks. Prior to 1989, Ms. Bush was the Vice President of International Finance at the Federal National Mortgage Associate (Fannie Mae). From 1982 to 1984, Ms. Bush served as U.S. Alternate Executive Director of the International Monetary Fund (IMF), a position appointed by the President of the United States and confirmed by the Senate. In that capacity, she worked with the U.S. Treasury Department to formulate policy on IMF lending and global economic matters. Ms. Bush serves on the board of directors of The Pioneer Family of Mutual Funds, Briggs & Stratton Corporation a NYSE-listed producer of gasoline engines for outdoor power equipment, UAL Corporation (United Airlines), a Nasdaq-listed company, and Discover Financial Services, a NYSE-listed credit card company.

Barry G. Campbell	66	2002

Mr. Campbell has served as a Director of ManTech since 2002. From 1999 to 2001, Mr. Campbell served as a director, President and Chief Executive Officer of Allied Aerospace Industries, Inc., a Virginia-based aerospace and defense engineering firm. From 1993 to 1997, Mr. Campbell served as President and Chief Executive Officer of Vitro Corporation, the largest subsidiary of Tracor, Inc. In 1997 he served as Chairman and Chief Executive Officer of Tracor’s subsidiary, Tracor Systems Technologies, Inc. until the sale of Tracor, Inc. to GEC Marconi, Plc in 1998.

Robert A. Coleman	48	2006

Mr. Coleman is President and Chief Operating Officer of ManTech. Mr. Coleman was named President and Chief Operating Officer of the Company in September 2004 and was elected as a Director of the Company in March 2006. Prior to that, he was the President of ManTech’s Information Systems and Technology business unit. Before joining ManTech, Mr. Coleman was the founder, CEO and President of Integrated Data Systems Corporation, a highly regarded provider of software engineering, computer security and enterprise architecture solutions to the Intelligence Community and the Department of Defense, which ManTech acquired in February 2003.

Name	Age	Director Since

Walter R. Fatzinger, Jr.	65	2002

Mr. Fatzinger has served as a Director of ManTech since 2002. Mr. Fatzinger joined ASB Capital Management, Inc., an asset management firm, in February 1999 and currently serves as Vice Chairman and director of the firm. Mr. Fatzinger served as Executive Vice President of Chevy Chase Bank, F.S.B., the parent of ASB Capital Management, Inc., from 1999 to 2002. Mr. Fatzinger currently serves on the board of directors of Optelecom Inc., a Nasdaq-listed company and a manufacturer of communications products that transport data, video and audio over the internet and fiber-optic cable. Mr. Fatzinger currently serves as Vice-Chairman and Director of Chevy Chase Trust Co., a subsidiary of Chevy Chase Bank, and is Chairman of the University of Maryland Foundation.

David E. Jeremiah	74	2004

Admiral Jeremiah has served as a Director of ManTech since 2004. From 1994 to 2005, Admiral Jeremiah served on our Advisory Board. Admiral Jeremiah currently serves as Chairman Emeritus of Technology Strategies & Alliances Corporation, a strategic advisory and investment banking firm engaged primarily in the aerospace, defense, telecommunications, and electronics industries. Admiral Jeremiah is on the Board of Trustees for In-Q-Tel and MITRE Corporation. During his military career, Admiral Jeremiah earned a reputation as an authority on strategic planning, financial management and the policy implications of advanced technology. From 1990 to 1994, Adm. Jeremiah served as Vice Chairman of the Joint Chiefs of Staff for Generals Powell and Shalikashvili.

Richard J. Kerr	72	2002

Mr. Kerr has served as a Director of ManTech since 2002. From 1994 to 2002, Mr. Kerr served as Chairman of our Advisory Board. From 1996 to 2001, Mr. Kerr served as President of the Security Affairs Support Association, an organization composed of government and industry members that is focused on national security policy. Prior to that, Mr. Kerr worked at the Central Intelligence Agency for 32 years, including as Deputy Director for Central Intelligence. Mr. Kerr headed a small team that assessed intelligence produced prior to the Iraq war, at the request of the Secretary of Defense and Director of Central Intelligence. He currently serves on a commission responsible for monitoring compliance with the Belfast Treaty (Good Friday Agreement).

Kenneth A. Minihan	65	2006

Lt. Gen. Minihan has served as a Director of ManTech since 2006. Since 2002, Lt. Gen. Minihan serves as Managing Director of the Homeland Security Fund for Paladin Capital Group. From 1999-2002, Lt. Gen. Minihan served as President of the Security Affairs Support Association. Lt. Gen. Minihan spent 33+ years of service in the Air Force, serving from 1996 to 1999 as the 14th Director of the National Security Agency/Central Security Service. From 1995 to 1996 he was a Director of the Defense Intelligence Agency. Lt. Gen. Minihan is a Founder of the Intelligence and National Security Alliance in Washington, D.C., and serves on the board of directors of MTC Technologies, Inc., a Nasdaq-listed company providing professional services to the US government, and Verint Systems, Inc, an enterprise software company.

Stephen W. Porter	69	1991

Mr. Porter has served as a Director of ManTech since 1991. Mr. Porter is Senior Counsel with the law firm of Arnold & Porter, where he has practiced law since June 1993, focusing on real estate, tax and corporate law. Mr. Porter became a certified public accountant in 1961. Mr. Porter currently serves on the Executive Committee of the Greater Washington Board of Trade and is Immediate Past Chairman of the Board of the District of Columbia Chamber of Commerce. From 1992 to 1994, he served as a member of the Advisory Board of the Center for Strategic and International Studies, a non-partisan public policy institute. In 2003, Mr. Porter served as Chairman of the Washington Performing Arts Society. In 2007, President Bush nominated Mr. Porter to be a Trustee of the National Council on the Arts.

The Board recommends that you vote “FOR” the election of each of the director nominees listed above. All proxies executed and returned will be voted “FOR” all of the director nominees unless the proxy specifies otherwise.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has established and adopted guidelines that it follows in matters of corporate governance (Corporate Governance Guidelines). These Corporate Governance Guidelines assist the Board in the exercise of its responsibilities and provide a framework for the efficient operation of our Company, consistent with the best interests of our stockholders and applicable legal and regulatory requirements. We have posted our Corporate Governance Guidelines on the “Corporate Governance” page in the Investors Relations section of our website at www.mantech.com (our Website).

We have also made available on the Corporate Governance page of our Website a number of other important documents related to our governance practices, including:

—	Charters of all six of our standing Board Committees;
—	Certificate of Incorporation and Bylaws;
—	Code of Ethics (Standards of Ethics and Business Conduct);
—	Related Party Transactions Policy;
—	Stock Option Grant Policy; and
—	Formal policy regarding the consideration of director candidates recommended by stockholders.

We will also make these materials available in print format to any requesting stockholder.

Director Independence

The Board is comprised of a majority of directors who are independent from management. Each of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee consists entirely of independent directors.

The Board has conducted an evaluation of director independence, based on the independence standards applicable to Nasdaq-listed companies and the applicable rules and regulations of the SEC. In the course of the Board’s evaluation of the independence of each non-management director, the Board considered any transactions, relationships and arrangements between each such director (or any member of his or her immediate family) and the Company and its subsidiaries and affiliates. The purpose of this evaluation is to determine whether any relationships or transactions exist that could be inconsistent with a determination by the Board that the director has no relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

As a result of this evaluation, the Board has affirmatively determined that the following directors nominated for election at the Annual Meeting are independent of the Company and its management under the above referenced standards and regulations: Mary Bush, Barry Campbell, Walter Fatzinger, David Jeremiah, Richard Kerr, Kenneth Minihan, and Stephen Porter.

The Board considered that Mr. Porter is Senior Counsel with the law firm of Arnold & Porter, which has performed legal services for the Company from time to time. Prior to 2007, Mr. Porter was a partner with Arnold & Porter. In 2006, the Company and Mr. Porter agreed that the Company would not engage Arnold & Porter on any new matters so long as Mr. Porter remained on the Board. In 2007, the Company paid the law firm of Arnold & Porter approximately $10,860 for legal services rendered in the course of completing the firm’s work on prior engagements. After reviewing these transactions, the Board concluded that Mr. Porter met the qualifications of an independent director.

The Board determined that George Pedersen, our Chairman and Chief Executive Officer, and Robert Coleman, our President and Chief Operating Officer, are not independent because they are employed by the Company.

The Board determined that Richard Armitage is not independent because his brother-in-law is a partner with the Company’s independent auditors, Deloitte & Touche LLP.

Audit Committee Member Qualifications and Audit Committee Financial Expert

Our Audit Committee operates under a written charter that is available on the Corporate Governance page on our Website. The Audit Committee charter was most recently reviewed and updated in March 2008.

The Board annually reviews the qualifications of our Audit Committee members in light of the Nasdaq listing standards’ definition of independence for audit committee members and applicable SEC rules and regulations. The Board has determined that each member of our Audit Committee is independent, as director independence is specifically defined with respect to Audit Committee members under the Nasdaq listing standards and applicable SEC rules and regulations.

The Board has also determined that the Company has at least one audit committee financial expert serving on the Audit Committee. The Board has identified Mr. Campbell as a member of the Audit Committee who (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee, and (ii) satisfies the financial sophistication requirement of the Nasdaq listing standards. Mr. Campbell is independent from management.

Communication with Directors

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee member, or the Board of Directors generally, by writing to the following address: ManTech International Corporation Board of Directors, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee member, or the full Board of Directors, as indicated in your correspondence.

Presiding Independent Director

Our independent directors have designated Mr. Campbell to serve as the Presiding Independent Director. Mr. Campbell’s duties as Presiding Independent Director include:

—	Coordinating the activities of the independent directors (or non-management directors, in certain circumstances);
—	Calling for meetings or sessions of the independent directors (or non-management directors, in certain circumstances);
—	Presiding at executive sessions and coordinating the agenda for such sessions;
—	Facilitating communications and functioning as principal liaison on Board-wide issues between the independent directors and the Chairman of the Board; and
—	When necessary, recommending the retention of outside advisors and consultants who report directly to the Board.

Director Attendance at Annual Meeting of Stockholders

We invite all of our directors to attend our annual meeting of stockholders, and we strongly encourage all of them to do so. In furtherance of this policy, we have scheduled one of our regularly scheduled Board meetings on the same day as the Annual Meeting. In 2007, all of our directors attended our annual meeting of stockholders except for Mr. Coleman.

Director Nominations

The Nominating and Corporate Governance Committee, which is comprised entirely of independent directors, is responsible for reviewing the qualifications of and selecting director candidates for nomination by the Board. Our Nominating and Corporate Governance Committee operates under a written charter that is available on the Corporate Governance page on our Website.

The Nominating and Corporate Governance Committee generally identifies and attracts candidates through its own efforts, and it believes that this method has been effective. However, if in the future the Board determines that it is in the Company’s best interest to use the services of a consultant or a search firm to assist with the identification and selection process, it will do so.

The Nominating and Corporate Governance Committee has a policy regarding the consideration of director candidates recommended by our stockholders (Nominations Policy). The Nominations Policy describes the circumstances pursuant to which the Nominating and Corporate Governance Committee will consider Board candidates recommended by our stockholders. The Nominations Policy also describes the procedures to be followed by such stockholders in submitting their recommendations. We have made the Nominations Policy available on the Corporate Governance page on our Website.

Generally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders who beneficially own at least 1% of our outstanding stock at the time of recommendation (a Qualifying Stockholder). Qualifying Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee may do so by submitting a completed Stockholder Recommendation of Candidate for Director Form (Recommendation Form), which is available for download via a hyperlink that is embedded in the Nominations Policy posted on our Website.

Qualifying Stockholders wishing to recommend a nominee for election as director at the next annual meeting of stockholders must submit their completed Recommendation Form at least 120 days in advance of the one-year anniversary of the date of this proxy statement. The Nominating and Corporate Governance Committee will only evaluate a candidate if he or she has indicated a willingness to serve as a director and cooperates with the evaluation process.

Compensation Committee

Our Compensation Committee operates under a written charter that is available on the Corporate Governance page on our Website. The Compensation Committee charter was most recently updated in February 2007 and most recently reviewed in November 2007. All of the Compensation Committee members are “independent directors,” within the meaning of applicable Nasdaq listing standards.

Our Compensation Committee meets several times each year. Management attends those meetings, and the Compensation Committee also meets in executive session without management present.

Our Compensation Committee is responsible for overseeing the determination, implementation and administration of the compensation programs (including salary, incentive cash payments and bonuses, equity compensation and perquisites) of all our executive officers. Our Compensation Committee is also responsible for overseeing the compensation of our directors and for reviewing and approving all stock-based compensation. The Compensation Committee’s duties and responsibilities are discussed in detail in its charter.

To assist with these responsibilities, our Compensation Committee has retained Ernst & Young LLP (E&Y) as the Compensation Committee’s independent compensation consultant. The Compensation Committee asks E&Y to perform an annual analysis of ManTech’s overall competitiveness (with respect to compensation levels) to prevailing market levels for executive officers and outside directors. This work includes assisting the Compensation Committee in selecting the compensation peer group of companies.

Our Compensation Committee has not delegated any of its authority to set the compensation of our executive officers. As permitted by the provisions of the Compensation Committee charter, the Compensation Committee has delegated some authority to our CEO and our President to grant stock options to non-executive officers and other employees pursuant to our Stock Option Grant Policy, which is posted on the Corporate Governance page of our Website.

For setting director compensation, our Compensation Committee receives a report from E&Y on the director compensation practices of our compensation peer group. The Compensation Committee considers that report in setting levels of director compensation. The Compensation Committee generally reviews director compensation on an annual basis.

During 2007, our Compensation Committee reviewed and discussed the following matters with management and E&Y:

—	ManTech’s overall executive compensation program, including the implementation of that program for the 2007 fiscal year;

—	Compensation for ManTech’s Board of Directors, including how that compensation should be paid and how it compares with the compensation paid to directors of our peer companies; and

—	The SEC’s rules relating to executive and director compensation disclosure, and how those rules apply to fulfilling the Compensation Committee’s responsibilities.

Code of Ethics

In November 2007, we revised our Standards of Ethics and Business Conduct, which sets forth the policies comprising our code of conduct. Our policies satisfy the SEC’s requirements for a “code of ethics” applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions, as well as Nasdaq’s requirements for a code of conduct applicable to all directors, officers and employees. Among other principles, our Standards of Ethics and Business Conduct includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Standards of Ethics and Business Conduct is available on the Corporate Governance page on our Website. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. We intend to use our Website as a method of disseminating this disclosure, as permitted by applicable SEC rules.

BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Committees of the Board of Directors

The Board currently has six standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Retirement Plan Committee, Special Programs Oversight Committee, and Executive Committee. The Board formed the Special Programs Oversight Committee in October 2007, for the purpose of providing oversight of certain of the Company’s business activities involving programs designated as classified by the United States government and other potential new programs, technologies, or government relations activities.

The Board may establish other committees from time to time. A more detailed discussion of each committee’s composition, purpose, objectives, authority and responsibilities can be found in its charter, available on the Corporate Governance page on our Website.

Audit Committee

The primary functions of the Audit Committee are to oversee (i) the integrity of our financial statements, (ii) our accounting and financial reporting processes, and (iii) audits of our financial statements. The Audit Committee was established in accordance with applicable provisions of the Securities Exchange Act of 1934, as amended (Exchange Act). All of our Audit Committee members have a working familiarity with basic finance and accounting practices. During 2007, the Audit Committee held eight meetings. The Audit Committee is currently comprised of three directors, all of whom are independent: Messrs. Campbell, Fatzinger, and Kerr. Mr. Campbell serves as Chairman of the Audit Committee.

Compensation Committee

The primary functions of the Compensation Committee are to (i) oversee the determination, implementation and administration of the remuneration (including salary, incentive cash payments and bonuses, equity compensation and perquisites) of all directors and executive officers of the Company, (ii) review and approve all equity compensation to be paid to other Company employees, and (iii) administer the Company’s stock-based compensation plans. All members of the Compensation Committee are “independent” directors, within the meaning of applicable Nasdaq listing standards and SEC rules and regulations. All committee members also qualify as “non-employee directors” under Section 16 of the Exchange Act, and as “outside directors” under Section 162(m) of the Internal Revenue Code. During 2007, the Compensation Committee held six meetings. The Compensation Committee is currently comprised of three directors: Messrs. Fatzinger, Campbell and Jeremiah. Mr. Fatzinger serves as chairman of the Compensation Committee.

Nominating and Corporate Governance Committee

The two primary functions of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board and recommend persons for the Board to select as nominees for election to the Board, and (ii) to oversee the Company’s corporate governance policies and procedures, and develop and review periodically the Company’s Corporate Governance Guidelines. All members of the Nominating and Corporate Governance Committee are “independent” directors, within the meaning of applicable Nasdaq listing standards and SEC rules and regulations. During 2007, the Nominating and Corporate Governance Committee held six meetings. The Nominating and Corporate Governance Committee is currently comprised of four directors: Messrs. Porter, Campbell, Kerr and Minihan. Mr. Porter serves as chairman of the Nominating and Corporate Governance Committee.

Retirement Plan Committee

The primary function of the Retirement Plan Committee is to oversee the operation and funding of our tax-qualified and non-qualified retirement plans. In 2007, the Retirement Plan Committee held four meetings. The Retirement Plan Committee is currently comprised of four directors: Messrs. Fatzinger, Armitage and Campbell, and Ms. Bush. Mr. Fatzinger serves as chairman of the Retirement Plan Committee.

Special Programs Oversight Committee

The Board formed the Special Programs Oversight Committee in October 2007, for the purpose of providing oversight of certain of the Company’s business activities involving programs designated as classified by the United States government and other potential new programs, technologies, or government relations activities. The Special Programs Oversight Committee did not meet in 2007. The Special Programs Oversight Committee is currently comprised of four directors: Messrs. Pedersen, Armitage, Kerr and Jeremiah. Mr. Pedersen serves as chairman of the Special Programs Oversight Committee.

Executive Committee

The Executive Committee was established for the purpose of assisting the Board in fulfilling its oversight responsibilities. The Executive Committee is authorized to exercise the powers of the Board in managing the affairs of the Company during intervals between Board meetings, when Board action is necessary or desirable but convening a special Board meeting is not warranted or practical. Currently, the Executive Committee is comprised of three directors: Messrs. Pedersen, Armitage and Fatzinger. Mr. Pedersen serves as the chairman of the Executive Committee. The Executive Committee did not meet in 2007.

Special Committee

In January 2007, the Board appointed a special committee of independent and disinterested directors of the Board (the Special Committee) to represent the rights and interests of the unaffiliated public holders of the Company’s common stock and review, evaluate and negotiate the sale and divestiture of ManTech’s MSM subsidiary, a transaction in which Mr. Pedersen had an interest. This transaction is further described in the “Certain Relationships and Related Person Transactions” section of this proxy statement and was disclosed in the Company’s periodic reports filed with the SEC. The Special Committee was comprised of three directors: Messrs. Fatzinger, Jeremiah and Porter. Mr. Fatzinger served as the chairman of the Special Committee. The Special Committee met three times in 2007.

Attendance at Board and Committee Meetings

During 2007, each of our incumbent directors attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which such director served (during the period that such person served as a director or committee member, as applicable).

Compensation of Directors

Cash Compensation

We do not compensate any director who is also an employee of the Company for his or her service on the Board or any committee of the Board. In certain circumstances, members of the Board may receive reimbursement for certain expenses incurred in connection with attending Board or committee meetings.

DIRECTOR COMPENSATION TABLE

The tables and footnotes below reflect the compensation and other fees received by our directors for their services in 2007.

Name	Fees Earned or Paid in Cash [1] ($)	Option Awards [5] ($)	Total ($)
Richard L. Armitage	47,000	63,827	110,827
Mary K. Bush	36,750	33,775	70,525
Barry G. Campbell	102,250	57,181	159,431
Robert A. Coleman [3]	0	0	0
Walter R. Fatzinger, Jr. [2]	100,500	57,181	157,681
David E. Jeremiah [2]	50,000	60,634	110,634
Richard J. Kerr	57,500	57,181	114,681
Kenneth A. Minihan	43,500	49,108	92,608
George J. Pedersen [3]	0	0	0
Stephen W. Porter [2]	64,000	57,181	121,181
Paul G. Stern [4]	12,125	48,093	60,218

[1]	The following table presents the compensation we currently pay to our non-employee directors for their service on our Board and our various standing committees of the Board:

	Annual Retainer (Director/ Member)	Additional Annual Retainer (Chairperson)	Meeting Fee
Board of Directors	$30,000	N/A	$1,500 for each meeting in excess of 6 per year
Audit Committee	$12,500	$20,000	$1,500 for each meeting in excess of 4 per year
Compensation Committee	$7,500	$10,000	$1,500 for each meeting in excess of 4 per year
Nominating and Corporate Governance Committee	$7,500	$7,500	$1,500 for each meeting in excess of 4 per year
Retirement Plan Committee	$5,000	$5,000	$1,500 for each meeting in excess of 4 per year
Special Programs Oversight Committee	$2,000	N/A	$1,500 for each meeting in excess of 1 per year
Executive Committee	$10,000	N/A	$1,500 for each meeting in excess of 4 per year
Presiding Independent Director	$5,000	N/A	N/A

[2]

In January 2007, a special committee of the Board of Directors was formed for the exclusive purpose of reviewing, evaluating and considering an offer made by the Company’s Chairman and CEO, George Pedersen, to acquire the Company’s MSM subsidiary. The special committee was comprised of the following independent directors: Messrs. Fatzinger (as chairperson of the committee), Jeremiah and Porter. The committee chair was paid a $3,000 retainer fee and the other committee members were paid a $1,000 retainer fee. Additionally, each committee member received a fee of $2,000 for each committee meeting attended. The special committee held three meetings in January and February 2007. The committee concluded its business in February 2007.

[3]

Mr. Pedersen serves as chairman of the Board of Directors, chairman of the Executive Committee and chairman of the Special Program Oversight Committee, and is an employee director. Mr. Coleman is an employee director. We do not compensate our employee directors for their Board service.

[4]	Mr. Stern served on the Board until June 6, 2007.

[5]

The amounts in this column reflect the compensation expense recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each of the directors, in 2007 as well as prior fiscal years, in accordance with SFAS 123R, except that the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions pursuant to SEC rules. See Note 10 to the Financial Statements in ManTech’s 2007 Annual Report on Form 10-K for the valuation method for options granted in 2007, 2006 and 2005 (subject to the adjustment for forfeitures as noted above). In 2007, each non-employee director (except Mr. Stern) received a grant of stock options for 7,500 shares of Class A Common Stock, with an exercise price of $35.72 per share (the fair market value of our stock on August 6, 2007, the date of grant). The non-employee directors had options outstanding as of December 31, 2007 as follows: Mr. Armitage (22,500), Ms. Bush (12,500), Mr. Campbell (34,500), Mr. Fatzinger (34,500), Mr. Jeremiah (27,500), Mr. Kerr (34,500), Mr. Minihan (17,500), Mr. Porter (34,500), and Mr. Stern (10,000).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of ManTech’s Board of Directors has reviewed and discussed with ManTech’s management the Compensation Discussion and Analysis that follows this report. Based on that review and the discussions with management, the Compensation Committee recommended to ManTech’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into ManTech’s Form 10-K.

Compensation Committee Members

Walter R. Fatzinger, Jr., Chair

Barry G. Campbell

Adm. David E. Jeremiah, USN Ret.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program. Such targets and goals are not statements of our expectations or estimates of results or other guidance. Investors should not apply such targets and goals to any other context.

Introduction

ManTech operates in a competitive, dynamic and specialized industry. Our industry presents growth opportunities for companies with the right employees. We believe that in order to compete effectively in this industry, we must attract and retain highly-qualified and able executives who often possess special talents, credentials and experience. Both inside and outside our executive group, our unique business environment also requires us to obtain the services of employees with the highest security clearances issued in the United States, and the competition for the services of these employees is intense.

Our compensation philosophy seeks to support our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation programs must provide our executive officers with competitive compensation opportunities, based upon both their contribution to the development and financial success of ManTech and their personal performance.

Specifically, we believe that our executive compensation programs should:

—	Reflect the competitive marketplace, so we are able to attract, retain and motivate talented executives;

—

Be tied in substantial part to financial performance, so that our executives are held accountable through their compensation for the performance of ManTech and (if applicable) the business units for which they are responsible;

—	Be tied in part to the executive’s individual performance, so that our programs encourage and recognize individual contributions to ManTech’s performance; and

—	Be tied in part to ManTech’s long-term objectives, through grants of stock options or other stock-based compensation.

The Compensation Committee is primarily responsible for setting the compensation of our executive officers. Management is primarily responsible for setting the compensation of other employees, including our non-executive officers.

Types of Compensation That We Pay Our Executives

Our compensation program is grounded in three principal types of compensation: base salary, annual cash incentive payments, and stock-based compensation (primarily stock options). While we do pay some compensation through employee benefits and perquisites, these forms of compensation generally represent an insignificant portion of the total compensation we pay our executives.

Base Salary

We pay our executive officers base salaries that reflect the requirements of the marketplace. A reasonable salary is part of a well-rounded compensation program. The salary for individual executives substantially reflects our evaluation of the salary levels in effect for comparable positions within and outside of our industry. We also consider the individual executive’s experience, base salary in the prior year, personal performance, internal base salary comparability considerations, and (if applicable) the size of the business unit for which the executive is responsible. The consideration given to each of these factors differs from individual to individual, as deemed appropriate.

Annual Executive Incentive Compensation Program

On the Summary Compensation Table on page 23, the cash payments made pursuant to our annual executive incentive compensation program to our named executive officers (NEOs) are reported as follows:

—

The “Non-Equity Incentive Plan Compensation” column is used to report the portion of the annual cash incentive that is calculated and paid based on pre-established, non-discretionary goals, pursuant to the Company’s annual incentive compensation plan, which is described below. The Compensation Committee reserves the discretion under the annual incentive compensation plan to reduce the amount that will be paid.

—

The “Bonus” column is used to report any amounts of annual cash incentives that are discretionary payments not made pursuant to pre-established goals of the annual incentive compensation plan. These discretionary bonus payments are described in greater detail below.

Cash Payments – Annual Incentive Compensation Plan

Our executive officers earn annual cash incentive payments pursuant to an annual incentive compensation plan that utilizes a uniform, systematic and measurable process for determining the amount of incentive compensation to be paid to our executive officers. The plan contains performance targets for annual cash incentives, which may include factors based on total Company performance, as well as the performance of individual business units, depending on the executive officer.

In the first quarter of each calendar year performance period, specific performance objectives and goals are established for the Company and the various business units. The performance objectives of the business units are formulated to support the goals and objectives for the Company as a whole. The Compensation Committee approves all of the performance objectives used in the annual incentive compensation plan. Our executives’ incentive payments are based on achieving these goals and objectives. The Compensation Committee measures each executive’s achievement of the goals and objectives by reference to pre-established performance factors, which may include any of the following:

—

Revenue – Revenue is the principal means by which we measure our overall growth, which is an important factor at this point in the life of ManTech. Because of profit margin limitations that apply to government contracts, increasing our revenue is the principal method by which we can increase our profits. Increases in revenue also reflect our business strategy, which emphasizes an increase in absolute size, which we believe is an important element in remaining competitive in a consolidating industry. Revenue is a Company measure and revenue growth is a business unit measure.

—

Accounts Receivable Days Sales Outstanding (DSO) – DSO is a measure of the average number of days between the date of a sale and the collection of the revenue. DSO is an important measure that drives our cash flow. DSO targets are reflected in the annual Company goals because of the importance of cash collection to our business. DSO is both a Company measure and a business unit measure.

—

Bookings – Awards of new contracts and the renewal of existing contracts are an important measure of our ability to increase our revenues. Bookings refers to the total value of all contracts, including renewals and customer purchases in excess of prior contracted commitments, executed during the year. Bookings targets are reflected in the annual Company goals because of their importance for meeting present and future revenue targets. Bookings are adjusted for indefinite delivery, indefinite quantity contracts, which are recognized at a percentage of the potential contract amount. Bookings is both a Company measure and a business unit measure.

—

EBIT Percentage – Earnings before interest and taxes (EBIT) is the principal method by which we measure our profitability and monitor our ability to achieve returns for our stockholders. EBIT targets are reflected in the annual Company goals because of the importance of achieving earnings targets and remaining competitive in a highly-competitive and consolidating industry. EBIT percentage is only a Company measure.

We make our incentive payments annually, in the form of cash, when earned and after our financial results for the year have been finally determined. We have chosen to make annual incentive compensation payments in the form of cash rather than stock, because this practice is customary in our industry. In general, cash compensation is a recoverable cost under the terms of our government contracts, while stock-based compensation is not recoverable. By paying our annual incentives in cash rather than stock, we also limit shareholder dilution resulting from executive compensation. The annual cash incentive payment as a percentage of an executive’s total potential cash compensation generally increases with the level and responsibilities of the executive.

The Compensation Committee reserves the ability, in appropriate circumstances, to reduce the amount of the non-discretionary portion of an executive’s annual cash incentive payment that would otherwise be payable upon the executive’s achievement of the pre-established goals. In the past, the Compensation Committee has occasionally used this discretion in appropriate circumstances.

Cash Payments – Discretionary Bonus Payments

In the past, the Compensation Committee made discretionary bonus payments in certain circumstances to reward outstanding performance of individual executives or business units where that outstanding performance was not adequately reflected by the non-discretionary portion of the executive’s annual incentive program.

Beginning with the 2007 fiscal year, the Compensation Committee determined that potential discretionary payments should be a regular part of the Company’s annual executive incentive compensation program, particularly with respect to compensating our executive officers with primary business unit responsibilities. In addition to potential payments under the annual incentive compensation plan, the Compensation Committee considers for each executive officer whether a discretionary bonus is warranted. This bonus is not predicated on the achievement of the objectives and factors used in the annual incentive compensation plan. In making that determination, the Compensation Committee focuses on the executive’s individual performance and may consider any objective or subjective factors that it deems appropriate, in its sole discretion, including the recommendations of our CEO and our President.

Stock Options

We provide long-term incentives to our executives through grants of stock options. The grants are designed to align the interests of our executive officers with those of our stockholders and provide each such officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in ManTech. Each option generally becomes exercisable in annual installments over a three-year period, contingent upon the executive’s continued relationship with the Company. Accordingly, the option grant will provide a return to the executive only if he or she remains with the Company during the vesting period, and then only if the market price of the underlying shares appreciates. For each fiscal year, management recommends to the Compensation Committee a pool of shares to be used for the grant of options to employees. The recommendation for the size of the pool is based on the number of shares available under our Management Incentive Plan (including its evergreen provision), the expense that would be incurred from the grants, and the overall performance of the Company for the prior fiscal year. Management also recommends an allocation of the options among the corporate officers, division presidents and other key employees. Within these pools, management then recommends a number of shares for each individual. The Compensation Committee considers these recommendations when it makes a decision on grants of options to individual employees.

Generally, the amount of an annual option grant to an executive officer is largely based on the executive officer’s personal performance and the performance of any business unit for which the executive is responsible in the last fiscal year. The principal factors of business unit performance that are considered in this regard are EBIT, revenue growth, EBIT growth and revenue. The amount of the grant may also depend on the officer’s current position with ManTech, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility, and whether the officer has been recently promoted or hired. On occasion, the Compensation Committee may also consider the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative stock or option holdings of our executive officers.

We post a copy of our stock option grant policy on the Corporate Governance page on our Website. Under the policy:

—	We use only four grant dates each year (Quarterly Grant Dates), except for options issued in connection with an acquisition;

—	For options issued in connection with an acquisition, such options are made effective seven days after closing the transaction (Special Grant Date);

—

All options have an exercise price equal to the closing price of our stock on Nasdaq on the grant date (or, if our stock does not trade on Nasdaq on the grant date, then the closing price of our stock on the previous trading day);

—	Each option vests in three equal annual installments, beginning on the first anniversary of the date of grant; and

—	Each option expires five years from the date of grant.

All stock option grants made to our executive officers are approved by the Compensation Committee. Under our stock option grant policy, the Compensation Committee has delegated authority to our CEO and our President to determine stock option grants to our non-executive officers and other employees. The CEO and President may not approve an option grant in excess of 20,000 shares under this delegation of authority. The grants approved by the CEO and President must have the same terms and conditions as described above.

Employee Benefits

Our executive officers participate in the same employee benefit programs as other employees. These programs include tax-qualified retirement plans, health insurance, life insurance, disability insurance, travel accident insurance, and company-paid short term disability. Mr. Pedersen is not eligible to participate in our ESOP and does not participate in our 401(k) plan.

At his election, Mr. Pedersen received a complete distribution of his benefits in 2007 under a supplemental executive retirement plan (SERP), originally established in 1987. We terminated the SERP in 2007 shortly after this distribution. None of our other current executives has participated in a supplemental retirement plan. Our officers are also eligible to make salary deferrals into our Executive Supplemental Savings Plan. We do not make a contribution to the Executive Supplemental Savings Plan for executives.

Perquisites

Our executive perquisites generally involve minimal expenses. Our total incremental cost for perquisites for each named executive officer, other than Mr. Pedersen, was less than $10,000 in 2007.

Under the terms of his Retention Agreement, Mr. Pedersen is entitled to receive contributions to qualified and non-qualified retirement plans, insurance programs and perquisites on the same terms that they have been provided in previous years. These perquisites include items such as the lease of an executive type of vehicle for business and personal use, the portion of certain employees’ time spent on non-corporate matters on behalf of Mr. Pedersen (including attending to chauffeur/valet services and limited tax-planning assistance), club memberships and reimbursement of the costs of certain cell phone and home telephone/fax services.

Determining the Amount of Each Type of Compensation

The compensation setting process is a collaborative process involving our CEO, our President and the Compensation Committee. Management receives a copy of certain market survey information that is prepared for the Compensation Committee by the Compensation Committee’s compensation consultant, Ernst & Young LLP. The market survey covers a peer group of companies that has been identified by management and approved by the Compensation Committee. For 2007, the peer group for compensation purposes consisted of 13 companies:

➢ BearingPoint, Inc.	➢ CACI
➢ Computer Sciences Corporation	➢ DynCorp International Inc.
➢ Electronic Data Systems Corp	➢ Maximus Inc.
➢ NCI, Inc.	➢ Perot Systems Corporation
➢ SAIC, Inc.	➢ SI International, Inc.
➢ SRA International	➢ Stanley, Inc.
➢ Unisys Corporation

Because we compete for executive talent in a broader market than just our specific industry, the compensation peer group is larger than the peer group of companies used for our performance graph that appears in our Annual Report. When using peer group information for compensation setting purposes, we do not engage in benchmarking our financial performance against the financial performance of the peer group companies.

After receiving the survey information, management then determines the general executive compensation recommendations that it would propose to make to the Compensation Committee and reviews these tentative proposals with Ernst & Young LLP. After considering any input from the compensation consultant, management makes its compensation proposals to the Compensation Committee for each executive officer other than the CEO. The Compensation Committee takes these proposals into account in making its decisions for these officers. The Compensation Committee determines the compensation of the CEO based on the terms of his Retention Agreement (which is described in Note 3 to the Summary Compensation Table on page 23) and the Compensation Committee’s evaluation of the same factors applied to the other executive officers.

The scope and nature of Ernst & Young LLP’s engagement by the Compensation Committee is described in this proxy statement under the heading “Corporate Governance – Compensation Committee.”

Base salary is set individually for each executive officer and is not targeted at a particular percentile of the compensation peer group for any particular executive. Annual cash incentives are intended to be a significant portion of total cash compensation for executive officers. The long-term incentive awards are stock-based, based on our belief that stock ownership by our executive officers strengthens the mutuality of interests between our executive officers and our stockholders. We generally provide more weight towards cash compensation if performance levels are met than stock-based compensation because stock-based compensation is not a recoverable cost under the terms of our government contracts. For some of our executives, this may result in the cash compensation being above market levels and stock-based compensation being below market levels.

We believe that the compensation of our executive officers should be consistent with and reinforce our key business and financial objectives and corporate values over time. Employee compensation may vary based on the business unit for which some executive officers are responsible.

Key Factors in Determining Compensation

An executive officer’s performance may be measured by reference to the performance of the Company as a whole or the performance of a particular business unit. Executives having operational responsibility for a business unit were measured by reference to the performance of both the Company and the business unit level. Additionally, with respect to decisions about the payment of any discretionary bonuses, the Compensation Committee may measure an executive officer’s performance by reference to an executive officer’s individual contributions to the Company, in addition to the other matters the Compensation Committee deems relevant.

Other Matters in Setting Compensation

We have not had the occasion to and have not established a policy about the adjustment or recovery of awards or payments if the relevant performance measures are restated or adjusted in a way that would reduce the size of the award or payment.

In making long-term incentive awards to executive officers, the Compensation Committee takes into account various individual and Company-specific factors, which may include the level of existing stock ownership by our executives. Because of the level of Mr. Pedersen’s stock ownership as Company founder, the Compensation Committee has determined that Mr. Pedersen would not be granted any stock options to purchase shares of our common stock.

Other Matters Related to Compensation

Tax and Accounting Considerations

We have considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)) in structuring our executive compensation program. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer or the other four most highly compensated officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets other technical requirements. The stock options granted under our Management Incentive Plan are qualified as performance-based compensation. Annual cash incentives paid under the non-discretionary portion of our annual executive incentive compensation program are structured to be deductible as performance-based compensation under the Management Incentive Plan. The portion of Mr. Pedersen’s salary that exceeds the $1 million limit is not deductible and a portion of some bonuses in the past have not been deductible. Our policy is to pay our executives in the manner that we think is in the best interests of ManTech, while taking into account the implications of Section 162(m), as appropriate. This may result in the payment of salary or bonuses that are not tax deductible. To date, the missed tax deductions have been immaterial. It is possible that our newly-adopted policy of having potential discretionary cash payments as a regular part of our annual executive incentive compensation program may result in larger non-deductible payments in the future.

We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (FAS 123R) for the 2006 fiscal year. FAS 123R is an accounting standard that requires the fair value of all stock option awards issued to employees to be recorded as an expense over the period services are provided. For stock options granted in 2006 and later, we reduced the life of the options from ten years (used for prior grants) to five years, partially to reduce the expense associated with the grant of stock options. We consider the accounting effects of FAS 123R in establishing the pool for stock option grants each year.

Change in Control Benefits

The Company does not have any benefits that are payable only in the event of a change in control.

2007 Compensation Decisions

NEO Salaries

For the 2007 fiscal year, the compensation of our executive officers was set and administered consistent with the philosophy and polices described above.

For setting the salaries of the NEOs for 2007, the primary factors considered were the NEO’s salary for the prior year and personal performance. The salaries for the NEOs are shown on the Summary Compensation Table on page 23.

NEO Incentive Compensation – Per Annual Incentive Compensation Plan

A portion of each NEO’s incentive compensation was determined pursuant to our 2007 incentive compensation plan. The plan provides for pre-established, non-discretionary formulas to measure our executives’ achievement of defined goals and objectives. Specifically, performance was measured by reference to targeted levels of the following performance factors at the Company-wide level: revenue, EBIT%, DSO and Bookings; and the following performance factors at the business unit level (for executives with primarily business unit responsibilities): revenue growth, DSO and Bookings. A resulting aggregate performance was then translated by formula into an amount of incentive compensation, expressed as a percentage of base salary.

In 2007, the non-discretionary incentive compensation payments for each of Mr. Pedersen (our Chairman and CEO), Mr. Coleman (our President and COO), and Mr. Phillips (our Executive Vice President and CFO), were based completely on Company performance measures. The performance measures for each of these officers are shown in Note 4 to the Grants of Plan-Based Awards table on page 24. By using only Company-wide performance measures, the incentives for these executive officers are balanced for all aspects of the Company’s business. Because each of these executive officers interacts with all of the Company’s business units, the performance measures are intended to encourage them to attend to the entire business of ManTech and make decisions for the benefit of the entire Company. The four performance measures for these executive officers are equally weighted because each of these measures represents an important performance element for the Company.

Under the 2007 incentive compensation plan, Mr. Pedersen, Mr. Coleman, and Mr. Phillips had the same incentive compensation opportunity (expressed as a percentage of salary), which was from 0% to 95% of base salary depending on Company performance. Each had a target incentive compensation opportunity of 60% of base salary at targeted Company performance.

In 2007, the non-discretionary incentive compensation payments for each of our other NEOs were based on a combination of Company performance measures and performance measures for the business unit for which the NEO is responsible. The performance measures for each of these officers are shown in Notes 5, 6 and 7 to the Grants of Plan-Based Awards table on page 24. By using both Company-wide performance measures and business unit performance measures, the incentives for these executive officers are balanced between goals and objectives of the unit for which the NEO is responsible and the goals for the Company as a whole. The performance measures are intended to encourage them to make decisions that tend to benefit both their business unit and the Company as a whole. The weighting of the business unit performance goals, with business unit revenue having a weighting of 50% of the business unit performance goals in 2007, reflects the importance that the Compensation Committee and management placed on driving growth at the Company’s primary business units in 2007.

Under the 2007 incentive compensation plan, our other NEOs had the same incentive compensation opportunity (expressed as a percentage of salary), which was from 0% to 75% of base salary depending on Company performance and the performance of the business unit for which the NEO was responsible. Each such NEO had a target incentive compensation opportunity of 40% of base salary at targeted Company and business unit performance.

For Mr. Renzi and Mr. Fox, revenue growth was the most heavily weighted of their business unit goals, accounting for 50% of their total business unit performance score. Mr. Renzi and Mr. Fox’s target non-discretionary bonuses were based on an equal weighting of Company-wide performance measures and performance measures relating to the business units for which each was responsible. For 2007, Mr. Renzi received a non-discretionary incentive compensation payment that was at 80% of the target amount pursuant to the 2007 incentive compensation plan. Mr. Fox did not receive any non-discretionary incentive compensation pursuant to the 2007 incentive compensation plan. The performance measures are shown in Notes 5 and 7 to the Grants of Plan-Based Awards table on page 24.

NEO Incentive Compensation – Discretionary Bonus Payments

In addition to potential payments under the annual incentive compensation plan, the Compensation Committee considered for each NEO whether a discretionary bonus was warranted.

For Mr. Pedersen, Mr. Coleman and Mr. Phillips, the Compensation Committee determined that discretionary bonuses were warranted, given the strong overall performance of the Company and the individual contributions of our corporate executive officers. The amounts of these bonuses are shown in the Summary Compensation Table and represent a discretionary bonus equal to 6% of base salary for each such executive officer.

Mr. Renzi’s non-discretionary incentive payment target was reduced as a percentage of base salary from 100% in 2006 to 40% in 2007. In making that change, the Compensation Committee intended that Mr. Renzi be considered for a larger potential discretionary bonus if warranted by the overall performance of the DSG business unit and Mr. Renzi’s individual contributions. The Compensation Committee determined that a discretionary bonus was warranted for Mr. Renzi in an amount approximately equal to 35% of his base salary. This discretionary bonus reflects the overall outstanding performance of the Company, the larger potential discretionary bonus for Mr. Renzi, and Mr. Renzi’s overall contribution to the Company in 2007.

Mr. Fox’s non-discretionary bonus target as a percentage of base salary was reduced from 65% in 2006 to 40% in 2007. In making that change, the Compensation Committee intended that Mr. Fox be considered for a potential discretionary bonus if warranted by Mr. Fox’s individual performance and contributions to the Company. The Compensation Committee determined that a discretionary bonus was warranted for Mr. Fox in an amount approximately equal to 25% of his base salary. This discretionary bonus reflects the overall outstanding performance of the Company and Mr. Fox’s overall contribution to the Company in 2007.

During 2007, Mr. Dorland, President of our Security and Mission Assurance (SMA) business unit, resigned from that position. In connection with that resignation, he was paid an agreed upon bonus. The amount of the bonus reflected estimates of his potential payment under the annual incentive program at the time of his resignation and other factors.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Option Awards[1] ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	All Other Compensation[2] ($) (g)	Total ($) (h)

George J. Pedersen,[3] Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	2007 2006	1,380,385 1,271,158	84,000 0	0 0	756,000 693,500	148,850 194,093	2,369,235 2,158,751

Kevin M. Phillips, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2007 2006	350,115 321,352	21,300 0	253,928 203,166	191,700 137,600	8,965 9,384	826,008 671,502

Robert A. Coleman, President and Chief Operating Officer	2007 2006	700,231 627,120	42,600 0	710,907 879,734	383,400 389,700	9,787 10,663	1,846,925 1,907,217

Eugene C. Renzi, Sr. Exec VP and Subsidiary President	2007 2006	697,692 641,349	231,000 0	301,445 319,032	224,000 658,900	7,386 9,465	1,461,523 1,628,746

Gary A. Dorland, Subsidiary President	2007 2006	291,888 267,794	128,500 0	300,001 224,213	0 160,700	14,175 14,430	734,564 667,136

Joseph R. Fox, Subsidiary President	2007	291,888	74,000	237,566	0	14,175	617,629

[1]

The amounts in this column reflect the compensation expense recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each of the named executive officers, in 2007 as well as prior fiscal years, in accordance with SFAS 123R, except that the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions pursuant to SEC rules. See Note 10 to the Financial Statements in ManTech’s 2007 Annual Report on Form 10-K for the valuation method for options granted in 2007, 2006 and 2005 (subject to the adjustment for forfeitures as noted above) The options granted in 2007 are also reported in the Grants of Plan-Based Awards Table on page 24.

[2]

All Other Compensation for 2007 consists of the following amounts: (a) matching contributions made to the ManTech 401(k) Plan in the amounts of $5,906, $6,682, $4,708, $11,250, and $11,250 for Messrs. Phillips, Coleman, Renzi, Dorland, and Fox, respectively; (b) contributions to the Employee Stock Ownership Plan in the amounts of $2,250 for each of Messrs. Phillips, Coleman, Renzi, Dorland, and Fox; (c) payments of life insurance premiums of $428, $809, $855, $428, $675, and $675 for Messrs. Pedersen, Phillips, Coleman, Renzi, Dorland and Fox, respectively; and (d) perquisites in the amount of $148,422 for Mr. Pedersen. The perquisites for Mr. Pedersen consist of: (i) $114,525 for the portion of the total cost to the Company of employees’ time spent on non-corporate matters on behalf of Mr. Pedersen (primarily as a driver), (ii) $16,600 of tax preparation fees, (iii) $10,860 of legal fees, (iv) automobile expenses, (v) a club membership, and (vi) use of ManTech tickets for one baseball game. For tax preparation and legal fees, the amount is the dollar amount paid by ManTech. For employees’ time, the aggregate incremental cost is determined by using the employee’s salary and overhead costs for the year to calculate an hourly cost and allocating that cost based on the percentage of time spent on these matters compared to the employees’ total time.

[3]

In 2002, ManTech entered into an employment agreement with Mr. Pedersen, our Chairman and Chief Executive Officer (the Retention Agreement). The terms of the Retention Agreement provide for an annual base salary of at least $1,000,000, to be reviewed annually by us and established for the upcoming year based substantially on the same factors and general compensation policy applicable to the Company’s other executive officers. The Retention Agreement provides that Mr. Pedersen is entitled to receive contributions to qualified and non-qualified retirement plans, insurance programs and perquisites on the same terms they have been provided in previous years, including items such as the lease of an executive type of vehicle for business and personal use, a portion of an employee’s time spent on non-corporate matters on behalf of Mr. Pedersen (including attending to chauffeur/valet services and other assistance as required from time to time), club memberships and reimbursement of the costs of certain cell phone and home telephone/fax services. Mr. Pedersen voluntarily did not participate in the Company’s qualified retirement plans in 2007.

GRANTS OF PLAN-BASED AWARDS

	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			All Other Option Awards: Number of Securities Underlying Options [2] (#) (f)	Exercise or Base Price of Option Awards [3] ($/sh) (g)	Grant Date Fair Value of Stock And Option Awards ($) (h)
Name (a)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
George J. Pedersen
2007 Bonus Program [4]		560,000	840,000	1,330,000

Kevin M. Phillips
2007 Bonus Program [4]		142,000	213,000	337,250
2007 Option Grant	3/15/07				20,000	34.05	235,400

Robert A. Coleman
2007 Bonus Program [4]		284,000	426,000	674,500
2007 Option Grant	3/15/07				25,000	34.05	294,250

Eugene C. Renzi
2007 Bonus Program [5]		140,000	280,000	525,000
2007 Option Grant	3/15/07				10,000	34.05	117,700

Gary A. Dorland
2007 Bonus Program [6]		59,200	118,400	222,000
2007 Option Grant	3/15/07				20,000	34.05	235,400

Joseph R. Fox
2007 Bonus Program [7]		59,200	118,400	222,000
2007 Option Grant	3/15/07				14,000	34.05	164,780

[1]	All plan awards were made under the ManTech International Corporation Management Incentive Plan, 2006 Restatement.

[2]

The options vest over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant. The options expire five years after the grant date, subject to earlier termination in the event of termination of service.

[3]	For 2007, the exercise price of all option awards was the closing price of our common stock on the Nasdaq Stock Market on the grant date.

[4]

The amounts in this row represent the potential payouts under the 2007 Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 23. The award was based on the following performance factors of ManTech at the corporate level and weighting of such factors: (i) Revenue – Goal $1,310,000,000, Weighting 25%; (ii) EBIT % – Goal 8.00%, Weighting 25%; (iii) DSO – Goal 70 days, Weighting 25%; and (iv) Bookings – Goal $2,100,000,000, Weighting 25%. The threshold required a weighted performance of 90% of the goals. The maximum was reached at a weighted performance of 115% of the goals.

[5]

The amounts in this row represent the potential payouts under the 2007 Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 23. The award was based on the following performance factors (A) of ManTech at the corporate level and weighting of such factors: (i) Revenue – Goal $1,310,000,000, Weighting 25%; (ii) EBIT % – Goal 8.00%, Weighting 25%; (iii) DSO – Goal 70 days, Weighting 25%; and (iv) Bookings – Goal $2,100,000,000, Weighting 25%; and (B) of the Defense Systems Group business unit and weighting of the factors: (i) Revenue – Goal $605,000,000, Weighting 50%; (ii) DSO – Goal 65 days, Weighting 20%; and (iii) Bookings – Goal $968,000,000, Weighting 30%. The threshold required a weighted performance of 90% of the goals. The maximum was reached at a weighted performance of 115% of the goals.

[6]

The amounts in this row represent the potential payouts under the 2007 Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 23. The award was based on the following performance factors (A) of ManTech at the corporate level and weighting of such factors: (i) Revenue – Goal $1,310,000,000, Weighting 25%; (ii) EBIT % – Goal 8.00%, Weighting 25%; (iii) DSO – Goal 70 days, Weighting 25%; and (iv) Bookings – Goal $2,100,000,000, Weighting 25%; and (B) of the Security and Mission Assurance business unit and weighting of the factors: (i) Revenue – Goal $300,000,000, Weighting 50%; (ii) DSO – Goal 72 days, Weighting 20%; and (iii) Bookings – Goal $477,000,000, Weighting 30%. The threshold required a weighted performance of 90% of the goals. The maximum was reached at a weighted performance of 115% of the goals.

[7]

The amounts in this row represent the potential payouts under the 2007 Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 23. The award was based on the following performance factors (A) of ManTech at the corporate level and weighting of such factors: (i) Revenue – Goal $1,310,000,000, Weighting 25%; (ii) EBIT % – Goal 8.00%, Weighting 25%; (iii) DSO – Goal 70 days, Weighting 25%; and (iv) Bookings – Goal $2,100,000,000, Weighting 25%; and (B) of the Information and Security Technologies business unit and weighting of the factors: (i) Revenue – Goal $300,000,000, Weighting 50%; (ii) DSO – Goal 72 days, Weighting 20%; and (iii) Bookings – Goal $477,000,000, Weighting 30%. The threshold required a weighted performance of 90% of the goals. The maximum was reached at a weighted performance of 115% of the goals.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable[1] (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)
George J. Pedersen	0	0		—	—

Kevin M. Phillips	0	20,000	[2]	34.05	3/15/2012
	8,334	16,666	[3]	30.07	3/6/2011
	6,667	3,333	[4]	23.95	3/15/2015
	10,000	0		22.50	11/8/2014
	25,000	0		19.82	10/25/2014
	15,000	0		20.97	8/15/2013

Robert A. Coleman	0	25,000	[5]	34.05	3/15/2012
	8,334	16,666	[6]	30.07	3/6/2011
	26,667	13,333	[7]	23.95	3/15/2015
	130,000	0		15.56	9/10/2014
	20,000	0		19.34	6/23/2014
	3,000	0		20.97	8/15/2013

Eugene C. Renzi	0	10,000	[8]	34.05	3/15/2012
	0	23,333	[9]	30.07	3/6/2011
	0	10,000	[10]	23.95	3/15/2015

Gary A. Dorland	0	20,000	[11]	34.05	3/15/2012
	5,334	26,666	[12]	30.07	3/6/2011
	0	5,333	[13]	23.95	3/15/2015
	6,667	0		22.50	11/8/2014

Joseph R. Fox	0	14,000	[14]	34.05	3/15/2012
	0	8,000	[15]	30.70	3/6/2011
	0	10,000	[16]	23.95	3/15/2015
	0	3,333	[17]	20.45	2/7/2015

[1]	Vesting of all unexercisable options is contingent on the officer remaining with ManTech until the vesting date. The options would fully vest on the officer’s death or disability.
[2]	For these options, 6,667 shares vest on March 15, 2008, 6,666 shares vest on March 15 2009, and 6,667 shares vest on March 15, 2010.
[3]	For these options, 8,333 shares vest on each of March 7, 2008 and March 7, 2009.
[4]	These options vest on March 15, 2008.
[5]	For these options, 8,334 shares vest on March 15, 2008, 8,333 shares vest on March 15, 2009, and 8,333 shares vest on March 15, 2010.
[6]	For these options, 8,333 shares vest on each of March 7, 2008 and March 7, 2009.
[7]	These options vest on March 15, 2008.
[8]	For these options, 3,334 shares vest on March 15, 2008, 3,333 shares vest on March 15, 2009 and 3,333 shares vest on March 15, 2010.
[9]	For these options, 11,666 shares vest on March 7, 2008 and 11,667 shares vest on March 7, 2009.
[10]	These options vest on March 15, 2008.
[11]	For these options, 6,667 shares vest on March 15, 2008, 6,666 shares vest on March 15, 2009, and 6,667 shares vest on March 15, 2010.
[12]	For these options, 13,333 shares vest on each of March 7, 2008 and March 7, 2009.
[13]	These options vest on March 15, 2008.
[14]	For these options, 4,667 shares vest on March 15, 2008, 4,666 shares vest on March 15, 2009, and 4,667 shares vest on March 15, 2010
[15]	For these options, 4,000 shares vest on each of March 7, 2008 and March 7, 2009.
[16]	These options vest on March 15, 2008.
[17]	These options vest on February 7, 2008.

OPTION EXERCISES AND STOCK VESTED

	Option Awards
Name of Executive Officer (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized On Exercise ($) (c)
George J. Pedersen	0	0
Kevin M. Phillips	0	0
Robert A. Coleman	145,000	2,266,040
Eugene C. Renzi	38,334	536,120
Gary A. Dorland	27,000	326,239
Joseph R. Fox	34,000	683,126

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
George J. Pedersen [1]	0	0	426,608	23,593,996	0
Kevin M. Phillips	0	0	0	0	0
Robert A. Coleman	0	0	0	0	0
Eugene C. Renzi	0	0	0	0	0
Gary A. Dorland [2]	20,080	0	(3,020)	0	54,681
Joseph R. Fox	0	0	0	0	0

[1]

All amounts in this row relate to the ManTech International Corporation Supplemental Executive Retirement Plan (F/B/O George J. Pedersen) (the “SERP”). Under the terms of the SERP, Mr. Pedersen elected to take a complete distribution of the SERP in early 2007. Following the distribution of all amounts due to Mr. Pedersen, ManTech terminated the SERP in 2007. The SERP was established in 1987 and previously provided for contributions related to a terminated defined benefit plan. The SERP has also had a defined contribution element. The assets of the SERP were held in two trusts. The larger of the trusts has been principally invested in ManTech common stock since 1993, which had a return of 1.8% for the portion of 2007 prior to distribution. The other trust was invested in various other investments with a total return for the portion of 2007 prior to distribution of 2.5%.

[2]

All amounts in this row relate to the ManTech Executive Supplemental Savings Plan (the “ESSP”). The ESSP is a nonqualified deferred compensation plan that allows certain executives and other highly compensated employees to make voluntary deferrals of compensation. The operation of the ESSP is subject to the rules of Section 409A of the Internal Revenue Code. An executive may make deferrals of base salary and bonuses. A participant in the ESSP may select from various mutual funds and similar investments for the deferrals. ManTech does not make any matching or other contributions based on an executive’s deferral. An executive is fully vested in their deferrals and any deemed earnings. When a deferral is made, a participant can elect a future time to receive a distribution of that deferral, adjusted for any earnings or losses. Under limited circumstances, the participant may elect to defer that distribution to a future date. Distributions can also be made on an unforeseeable emergency that constitutes a substantial hardship to the participant. Otherwise, distributions are made at termination of employment for any reason, including death or disability. Any distribution at termination to an executive officer would be delayed for six months except for a distribution at death.

Amounts in the ESSP may be invested in the equivalent of 19 different mutual funds that are held within life insurance policies held in a trust for the ESSP. During 2007, the equivalent funds in which investments were held and their 2007 annualized earnings were: Federated GVIT High Income Bond – Class I, (1.3%); AIM V.I. Capital Development – Series I Shares, 10.7%; and Van Kampen UIF U.S. Real Estate – Class I, (17.1%).

Other Potential Post-Termination Payments

➢	Retirement or other Termination by the Executive

On his retirement or other termination of employment, Mr. Dorland would be entitled to the payment of the balance in his ESSP account, which was $54,681 on December 31, 2007.

None of our other executives would receive any payment from ManTech on a retirement or other termination by the executive.

➢	Termination without Cause

Under his Retention Agreement, if Mr. Pedersen is terminated without cause, he is entitled to a lump sum amount equal to his base salary (which was $1,400,000 as of December 31, 2007). For this purpose, cause means (i) a material violation by Mr. Pedersen of the Retention Agreement, which he fails to cure to ManTech’s reasonable satisfaction within thirty (30) days after ManTech delivers written notice specifically identifying such violation; (ii) Mr. Pedersen’s willful failure to act in a manner consistent with his responsibilities or with the best interests of ManTech, which he fails to cure to ManTech’s reasonable satisfaction within thirty (30) days after ManTech delivers written demand for satisfactory performance that specifically identifies the manner in which ManTech believes that he has not satisfactorily performed his duties; or (iii) Mr. Pedersen’s conviction of a felony (other than an offense related to the operation of an automobile that results only in a fine, license suspension or other non-custodial penalty) or other serious crime involving moral turpitude.

If he had been terminated in 2007, Mr. Dorland would have received the amount from the ESSP described above.

None of our other executives are entitled to any payments on a termination without cause.

➢	Death or Disability

On death or disability of an executive, all unvested stock options vest and may be exercised. If unvested options had been vested and exercised as of December 31, 2007 (based on the closing price of ManTech stock on the last trading day of 2007), the value realized on exercise for these options would have been: Mr. Phillips $490,784; Mr. Coleman $738,334; Mr. Renzi $617,229; Mr. Dorland $338,024; and Mr. Fox $523,372.

In addition, on the death of an executive, the following amounts would have been payable from life insurance policies for which ManTech paid the premiums as of December 31, 2007: Mr. Pedersen $625,000; Mr. Phillips $1,065,000; Mr. Coleman $1,250,000; Mr. Renzi $625,000; Mr. Dorland $888,000; and Mr. Fox $888,000.

On a termination due to permanent disability of an executive, there would be no amounts payable from ManTech but eligible executives would be entitled to payments from a disability insurance policy. Long-term disability pays 60% of salary with a maximum monthly benefit of $15,000. The benefit is generally payable until age 67.

On death or disability, Mr. Dorland (or his beneficiary) would receive the amount from the ESSP described above.

➢	Change in Control

None of our executives are entitled to any additional payments due to a change in control of ManTech.

Executive Officers

We have set forth below the names and ages (as of the Mailing Date) of our current executive officers and their respective positions with us. Biographical information for each of our executive officers is presented following the table (the biographical information for Messrs. Pedersen and Coleman was presented in the Information Regarding the Nominees for Election as Directors section of the proxy statement).

Our executive officers serve at the discretion of the Board of Directors.

Name	Age	Position
George J. Pedersen	72	Chairman of the Board and Chief Executive Officer
Robert A. Coleman	48	President and Chief Operating Officer
Kevin M. Phillips	46	Executive Vice President and Chief Financial Officer
John J. Fitzgerald	54	Senior Vice President Finance and Controller
James Allburn	67	Subsidiary President
James D. Bryan	60	Subsidiary President
Kenneth J. Farquhar	54	Subsidiary President
Joseph R. Fox	50	Subsidiary President
Thomas E. Mitchell	61	Subsidiary President

Kevin M. Phillips.    Mr. Phillips is Executive Vice President and Chief Financial Officer of ManTech International Corporation. Prior to being named Chief Financial Officer, Mr. Phillips served as Corporate Vice President and Chief of Staff for ManTech, in which capacity he played an active role in the integration of acquisitions and other strategic business issues. Mr. Phillips joined ManTech in February 2003. He was formerly the Chief Financial Officer of CTX Corporation, a leading provider of information technology and software strategies and solutions to the national Intelligence Community that had revenues of approximately $35 million at the time it was acquired by ManTech in December 2002.

John J. Fitzgerald.    Since April 2004, John Fitzgerald has been the Company’s Senior Vice President of Finance and Controller. In July 2006, he was promoted to Principal Accounting Officer. Previously, he was Vice President and Controller at DynCorp from 1997 to 2003, a company with over $2.4 billion in annual sales in 2003. Prior to that, he held various senior financial positions at other companies. He started his career at Ernst & Ernst.

James Allburn.    Mr. Allburn is President of ManTech SRS Technologies, Inc. (SRS). Mr. Allburn was named President of SRS in May 2007. Prior to that, he served as President and Chief Operating Officer of SRS Technologies, a diversified, high-technology company providing aerospace services, technologies and products to government and commercial clients that had revenues of approximately $130 million at the time it was acquired by ManTech in May 2007. He joined SRS in 1986.

James D. Bryan.    Major General James D. Bryan, U.S. Army (Ret.) is President of ManTech Defense Systems Group (DSG). General Bryan joined ManTech in January 2008. Prior to joining ManTech, Gen. Bryan was the Sector Vice President, Executive Customer Relations for Global Defense C4I and Space for Northrop Grumman Corporation from January 2007 until January 2008, where he was responsible for establishing and strengthening executive relationships with senior leaders in the $6 billion Information Technology sector. Prior to that Gen. Bryan served as Vice President for Defense Transformation and Deputy of the Defense Group of Northrup Grumman, a $1 billion enterprise, where he provided strategic planning and analysis and guided the business development activities of the group. Prior to that, in 2000, Gen. Bryan was named Vice Director of the Defense Information Systems Agency/Commander, Joint Task Force for Computer Network Operations.

Kenneth J. Farquhar.    Mr. Farquhar is President of ManTech Systems Engineering Corporation (MSEC). Mr. Farquhar joined ManTech in 1995 as a Vice President managing MSEC’s Engineering and Systems Support Group, and was named President of MSEC in December 2003. Before joining ManTech, he held numerous technical and management positions at other companies in support of U.S. Navy aircraft flight test and engineering efforts at the Naval Air Warfare Center, Patuxent River, MD.

Joseph R. Fox.    Mr. Fox is President of ManTech Information Systems & Technology Corporation (IS&T). Mr. Fox was named President of IS&T in September 2004. Prior to that, he served as Senior Vice President of IS&T. Before joining ManTech, Mr. Fox was a Vice President of Integrated Data Systems Corporation, a highly regarded provider of software engineering, computer security and enterprise architecture solutions to the Intelligence Community and the Department of Defense, which ManTech acquired in February 2003.

Thomas E. Mitchell.    Mr. Mitchell is President of ManTech Security & Mission Assurance Corporation (SMA). Mr. Mitchell was named President of SMA in November 2007. Prior to that Mr. Mitchell served as Executive Vice President and Chief Operating Officer of SMA, and before that was its Senior Vice President of Strategic Development. Prior to joining ManTech SMA, he served as Senior Vice President for ManTech Gray Hawk’s Operations, Intelligence and Security Group. Before joining ManTech, Mr. Mitchell held a number of senior level operations positions at Gray Hawk Systems, Inc, a high technology company providing a broad range of intelligence related services to the homeland security, law enforcement, Intelligence Community and the Department of Defense markets that had approximately $70 million in revenue in 2004, which ManTech acquired in May 2005.

AUDIT COMMITTEE REPORT

The Audit Committee reviews ManTech’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Deloitte & Touche LLP (D&T), our Company’s independent auditor for 2007, is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. Additionally, D&T is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, we have reviewed and discussed with both management and D&T the audited financial statements for the year ended December 31, 2007, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and D&T’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with D&T those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

D&T has provided us with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has discussed with D&T the auditor’s independence from the Company and its management. The Audit Committee has concluded that D&T’s provision of audit and non-audit services to the Company is compatible with D&T’s independence.

Based upon the considerations, reviews and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors approved) the inclusion of the audited financial statements for the year ended December 31, 2007 in the Company’s Annual Report on Form 10-K for 2007.

The Audit Committee of the Board of Directors

Barry G. Campbell, Chairman

Walter R. Fatzinger, Jr.

Richard J. Kerr

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL 2

The Audit Committee of the Board of Directors is responsible for selecting and appointing our independent auditors. The Audit Committee has appointed the firm of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2008, subject to the ratification of such appointment by the stockholders at the Annual Meeting. Although stockholder approval is not required by our bylaws or otherwise, we are submitting the appointment of D&T for ratification in order to obtain the views of our stockholders.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent auditing firm at any time during the year if the Audit Committee believes that a change would be in the best interests of the Company and its stockholders.

In appointing D&T as our independent auditors for the fiscal year ending December 31, 2008, the Audit Committee considered whether D&T’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

D&T served as our independent auditor in 2007. We expect that representatives of D&T will be present at the Annual Meeting and will be available to respond to appropriate questions. Those representatives will also have an opportunity to make a statement or comment on the financial statements if they wish to do so.

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-audit Services

Our Audit Committee charter contains the Audit Committee’s policy for pre-approval of audit and permitted non-audit services performed by our independent auditor. The requirement for pre-approval, in part, allows us to assess whether the provision of such services might impair the auditor’s independence.

The Audit Committee approves the annual audit services engagement and (if necessary) any material changes in terms, conditions and fees resulting from changes in audit scope or other matters.

The chairman of the Audit Committee has been authorized by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee at the time of the annual audit services engagement. Services that are pre-approved by the Audit Committee chairman are then communicated to the full Audit Committee, for informational purposes only, at the Audit Committee’s next regularly scheduled meeting.

For each proposed service, the independent auditor is required to provide back-up documentation detailing the service. The Audit Committee regularly reviews summary reports provided to us by our independent auditor. During 2007, all services performed by D&T were approved by the Audit Committee pursuant to the Audit Committee’s pre-approval policy.

Fees Paid to Deloitte & Touche LLP

The following table presents the aggregate fees that we were billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities) for the fiscal years ended December 31, 2006 and 2007:

Type of Fees	2006	2007
Audit Fees	$1,150,000	$1,254,575
Audit-Related Fees	171,472	479,407
Tax Fees	250,142	366,285
All Other Fees	16,000	26,000

TOTAL	$1,587,614	$2,126,267

In the table above, in accordance with the definitions and rules of the SEC

—

Audit Fees are fees that we paid to the Deloitte Entities for professional services rendered for the audit of our consolidated financial statements that are included in our Annual Reports on Form 10-K, the audit of the Company’s internal control over financial reporting, and the review of financial statements included in our Quarterly Reports on Form 10-Q.

—

Audit-Related Fees consist of fees that we paid to the Deloitte Entities for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Audit-Related Fees include services performed in connection with the audits of our 401(k) plans, Employee Stock Ownership Plan, other benefit plans, foreign operations, and include services related to the audit of the pre-closing balance sheet provided in connection with the Company’s acquisition of SRS Technologies and McDonald Bradley, Inc. in 2007.

—	Tax Fees are fees that we paid to the Deloitte Entities for professional services rendered for tax compliance, tax advice and tax planning.

—

All Other Fees are fees that we paid to the Deloitte Entities for products and services that were not included in the first three categories, and include consultation services related to the allowability of costs in accordance with the Federal Acquisition Regulation and other compliance issues.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2008. All proxies executed and returned will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP unless the proxy specifies otherwise.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Transactions with Related Persons

Prior to February 2007, we had informal procedures pursuant to which the Audit Committee was responsible for monitoring and reviewing related party transactions on an ongoing basis, consistent with Nasdaq listing standards.

In February 2007, the Board adopted a policy and procedures for the review, approval and monitoring of all transactions involving the Company and “Related Parties” (the Policy). Under our Policy, a Related Party is any director, executive officer, director nominee, 5% or greater stockholder, or an immediate family member of any of these people. With certain exceptions that are detailed in our Policy, a Related Party Transaction is any arrangement, transaction or relationship in which the Company is a participant and any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

Under our Policy, the Audit Committee is responsible for reviewing and approving all Related Party Transactions. If a director is involved in the proposed transaction, he or she will not participate in discussions and decisions about the proposed transaction. In determining whether to approve a proposed Related Party Transaction, the Audit Committee will take into account, among other factors:

—

The material facts and circumstances of the transaction (such as the nature of the Related Party’s interest, the value of the proposed transaction, the benefit to the Company and whether the transaction is on terms comparable to an arms-length transaction);

—	Any potential impact on a director’s independence;
—	Public disclosure issues; and
—	Any anticipated perception issues related to the transaction.

If the Audit Committee approves a Related Party Transaction, and the transaction is anticipated to be continuing, the Audit Committee may establish guidelines for senior management to follow in those continuing dealings with the Related Party. In these cases, the Audit Committee is responsible for periodically (and at least annually) reviewing and assessing the ongoing relationships to ensure they are in compliance with the Audit Committee’s guidelines and that the Related Party Transaction remains appropriate. Additionally, the Audit Committee has adopted certain “standing approvals” for some common Related Party Transactions involving de minimis amounts (including certain types of compensation decisions for employees who are family members of Related Parties and charitable contributions to entities that have relationships with Related Parties) that fall below the minimum threshold for public disclosure.

The Policy requires that transactions that exceed the minimum threshold for disclosure in our proxy statement under the relevant SEC rules shall be disclosed in accordance with the applicable laws, rules and regulations.

Related Party Transactions

Sale of Our MSM Subsidiary

On February 23, 2007, we sold our MSM subsidiary to MSM Security Services Holdings, LLC (MSM Holdings) for $3 million in cash. MSM Holdings is an entity that is solely owned by George J. Pedersen, our Chairman of the Board and Chief Executive Officer.

In early 2005, we reached a final corporate determination to exit the personnel security investigation services business and discontinue operations at our MSM subsidiary. We then engaged in a lengthy and detailed process (which included the retention of an investment banker to lead the process) to market and sell the MSM business. In January 2007, Mr. Pedersen presented a formal written offer to the Board to purchase our MSM subsidiary. Mr. Pedersen’s offer exceeded the value of any other definitive offers extended to the Company.

After Mr. Pedersen presented the formal offer to the Company to purchase MSM, the Board formed a special committee comprised solely of independent directors to review, evaluate and determine the advisability of the transaction. The special committee retained the services of independent legal counsel and an independent financial advisor to assist the special committee with its duties. The special committee received a fairness opinion from the independent financial advisor. The special committee of the Board considered the advice and opinions received from its advisors and unanimously recommended approval of the transaction to the independent members of the Board of Directors. The transaction was then approved by the independent members of the Company’s Board of Directors.

GSE Systems, Inc.

In 2003, we sold all of our equity interest in GSE Systems, Inc. (GSE), and a $650,000 note receivable from GSE, to GP Strategies Corporation in exchange for a note with a principal amount of $5,250,955. Since 2003, we have not owned any shares of GSE common stock. However, in connection with the issuance of certain letters of credit in support of payment and performance bonds (which have since expired), the Company received 100,000 warrants to purchase GSE common stock. During 2007, the Company exercised all 100,000 warrants at a price of $1.33 per share and sold the converted shares at $6.00 per share.

George J. Pedersen, our Chairman of the Board and Chief Executive Officer, beneficially owned shares and options representing less than 5% of GSE as of December 31, 2007. Mr. Pedersen serves on GSE’s board of directors.

Employee Relationships

Ms. Christine Lancaster, our Assistant Vice President and Assistant Corporate Secretary, is the daughter of George Pedersen, our Chairman of the Board and CEO. Ms. Lancaster has been employed by us on a full-time basis since 1984. In 2007, Ms. Lancaster received salary compensation of $128,844 and a bonus of $18,000.

Certain of our executive officers have relatives who work for us. In all of these cases, the amount of compensation paid to such family members is less than the amount that would require disclosure under Item 404 of Regulation S-K.

BENEFICIAL OWNERSHIP OF OUR STOCK

Ownership by Our Directors and Executive Officers

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 10, 2008 by each of the following:

—	Our named executive officers (identified in the Summary Compensation Table), except for Messrs. Renzi and Dorland, who are no longer executive officers;

—	Our directors and director nominees; and

—	Our directors and executive officers, as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the Exchange Act.

Unless otherwise indicated, the persons included in the table below have sole voting and investment power over the shares reported. In addition, because Class B Common Stock may be voluntarily converted into Class A Common Stock on a share-for-share basis, each share of Class B Common Stock also represents beneficial ownership of a share of Class A Common Stock. However, for purposes of this presentation, share amounts and ownership percentages are presented without regard to convertibility. The address for each person in the table below is the mailing address of our principal executive offices: 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

	Class A Common Stock			Class B Common Stock
Name	Total Shares Beneficially Owned (1)	Number of Option Shares (1)	Percent of Class (2)	Total Shares Beneficially Owned	Percent of Class	Total Voting Power (2) (3)
George J. Pedersen (4)	—	—		14,144,345	100%	87.3%
Robert A. Coleman (5)	233,247	218,001	1.1%			*
Kevin M. Phillips (6)	43,563	43,334	*			*
Joseph R. Fox (7)	22,232	22,000	*			*
Walter R. Fatzinger, Jr. (8)	30,558	25,333	*			*
Richard J. Kerr	25,333	25,333	*			*
Stephen W. Porter	25,333	25,333	*			*
Barry G. Campbell	25,333	25,333	*			*
David E. Jeremiah	18,333	18,333	*			*
Richard L. Armitage	13,333	13,333	*			*
Mary K. Bush	1,667	1,667	*			*
Kenneth A. Minihan	6,667	6,667	*			*
All directors and executive officers as a group (17 persons):	492,572	470,667	2.4%	14,144,345	100%	87.6%

[1]

Shares of common stock subject to options that are or will become exercisable within 60 days after April 10, 2008 comprise the number of shares listed under the column “Number of Option Shares,” and such shares are also included in computing the total shares of Class A Common Stock beneficially owned by such individual under the column “Total Shares Beneficially Owned.”

[2]

An asterisk indicates that the total beneficial ownership of the class of stock or the total voting power of our outstanding common stock (in each case, including shares subject to options that may be exercised within 60 days) is less than 1%.

[3]	The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share.

[4]

Includes (i) 14,082,760 shares of Class B Common Stock held in the name of George J. Pedersen, (ii) 60,417 shares of Class B Common Stock held by the ManTech Special Assistance Fund, Inc., a fund over which Mr. Pedersen has voting and investment control and as to which Mr. Pedersen disclaims beneficial ownership, and (iii) 1,168 shares of Class B Common Stock held by Mr. Pedersen’s wife, Marilyn A. Pedersen, and as to which Mr. Pedersen disclaims beneficial ownership.

[5]	Includes 298 shares of Class A Common Stock vested in the name of Robert A. Coleman that are held by the ManTech International Corporation Employee Stock Ownership Plan.

[6]	Includes 280 shares of Class A Common Stock vested in the name of Kevin M. Phillips that are held by the ManTech International Corporation Employee Stock Ownership Plan.

[7]	Includes 283 shares of Class A Common Stock vested in the name of Joseph R. Fox that are held by the ManTech International Corporation Employee Stock Ownership Plan.

[8]	Includes 2,225 shares of Class A Common Stock held by Fidelity Brokerage Services LLC for Helen C. Fatzinger, as to which Mr. Fatzinger disclaims beneficial ownership.

Ownership by Holders of More Than 5% of Our Class A Common Stock

The following table details certain information with regard to the beneficial ownership of the owners of more than 5% of our outstanding Class A Common Stock, as of December 31, 2007.

Name and Address	Number of Shares Beneficially Owned and Nature of Beneficial Ownership(1)(2)(3)	Percent of Outstanding Class A Common Stock(4)	Percent of Outstanding Class B Common Stock(4)	Total Voting Power(4)
George J. Pedersen 12015 Lee Jackson Hwy, Fairfax, VA 22033	14,279,813		100%	87.6%
Neuberger Berman, Inc. 605 Third Avenue, New York, NY 10158	2,695,332	13.5%		1.7%
Fidelity Management and Research Corporation 82 Devonshire Street, Boston, MA 02109	1,741,264	8.7%		1.1%
Barclays Global Investors, NA 45 Fremont Street, San Francisco, CA 94105	1,357,688	6.8%		0.8%

[1]

As reported on a Schedule 13G/A filed by Neuberger Berman, Inc. on February 12, 2008. According to such Schedule 13G/A, Neuberger Berman, Inc. and Neuberger Berman, LLC have the sole voting power with respect to 1,200 of these shares, shared voting power with respect to 2,273,900 of these shares, and shared dispositive power with respect to all 2,695,332 of these shares; Neuberger Berman Management Inc. reported shared voting and shared dispositive power with respect to 2,273,900 of these shares; and Neuberger Berman Equity Funds reported shared voting and shared dispositive power with respect to 2,252,700 of these shares.

[2]

As reported on a Schedule 13G/A filed by Fidelity Management and Research Corporation on February 14, 2008. According to such Schedule 13G/A, Fidelity Management and Research and Management Corporation beneficially owns 1,741,264 shares, and has the sole voting power with respect to 146,800 of these shares, and sole dispositive power with respect to all 1,741,264 of these shares.

[3]

As reported on a Schedule 13G filed by Barclays Global Investors, NA on February 5, 2008. According to such Schedule 13G, Barclays Global Investors, NA beneficially owns 1,357,688 shares, and has the sole voting power with respect to 1,122,645 of these shares, and sole dispositive power with respect to all 1,357,688 shares.

[4]

Based on 20,231,339 shares of Class A Common Stock and 14,279,813 shares of Class B Common Stock outstanding on December 31, 2007. The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share. The Class B shares may be converted by their holder into Class A shares at any time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of such Section 16 reports that they file.

Based solely upon our review of copies of such reports received by it and written representations from our officers and directors that no other reports were required for them, we believe that our officers, directors and 10% stockholders complied with their Section 16(a) filing obligations for 2007 and timely filed all reports required to be filed pursuant to Section 16(a) for 2007, except that one transaction by Mr. Dorland was reported on a Form 4 one day after the deadline for reporting the transaction.

Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2009 Annual Meeting of Stockholders pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by our Corporate Secretary at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, no later than February 7, 2009. The stockholder proposal, including any accompanying supporting statement, may not exceed 500 words. Notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process mentioned above must be received by our Corporate Secretary between December 29, 2008 and February 7, 2009 in order to be considered timely. As to all such matters for which we do not receive notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in our proxy relating to the 2009 Annual Meeting of Stockholders. However, if we determine to change the date of the 2009 Annual Meeting of Stockholders by more than 30 days from June 6, 2009, we will provide stockholders with a reasonable time before we begin to print and mail our proxy materials for the 2009 Annual Meeting of Stockholders, so that our stockholders have an opportunity to make proposals in accordance with the rules and regulations of the SEC.

Incorporation by Reference and Other Information

We have included our Annual Report for the fiscal year ended December 31, 2007 (and our audited financial statements for such fiscal year) with this proxy statement; however, the Annual Report and the audited financial statements are not incorporated by reference into this proxy statement, do not constitute a part of the proxy soliciting material, and are not subject to the liabilities of Section 18 of the Exchange Act. You may request additional copies of the accompanying Annual Report, without charge, by contacting our investor relations department.

Available Information

You may also obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (including the financial statements, financial statement schedules and exhibits), without charge, by sending a written request to our Corporate Secretary, Jeffrey S. Brown, at ManTech International Corporation, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, or by calling (703) 218-6098.

Additionally, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on the Corporate Governance page of our Website, as soon as reasonably practicable after we electronically file such reports with the SEC. Information contained on our Website is not a part of this proxy statement.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board and Chief Executive Officer

Fairfax, Virginia

April 25, 2008

MANTECH INTERNATIONAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - JUNE 6, 2008

(This Proxy is solicited by the Board of Directors of the Company)

The undersigned Stockholder of ManTech International Corporation hereby appoints George J. Pedersen and Robert A. Coleman, or either of them, his/her true and lawful agents and proxies, each with full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders of ManTech International Corporation to be held at Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, Virginia 22033, on Friday, June 6, 2008 at 11:00 a.m. (EDT).

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1 AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN PROPOSAL 2, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

MANTECH INTERNATIONAL CORPORATION

June 6, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯Please detach and mail in the envelope provided.¯

210300000000000000000

060608

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Proposal 1 - Election of Directors:

2. Proposal 2 - Ratify the of appointment of Deloitte & Touche LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2008.

FOR

☐ AGAINST

☐ ABSTAIN

☐

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT

(See instructions below)

NOMINEES:

¡ George J. Pedersen

¡ Richard L. Armitage

¡ Mary K. Bush

¡ Barry G. Campbell

¡ Robert A. Coleman

¡ Walter R. Fatzinger, Jr.

¡ David E. Jeremiah

¡ Richard J. Kerr

¡ Kenneth A. Minihan

¡ Stephen W. Porter

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, in which Proposals 1 and 2 are fully explained.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of` Stockholder

Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.